Exhibit 10.4

AMENDED AND RESTATED COMMERCIAL NOTE

$12,820,000.00	Middletown, Connecticut
Dated: April 26, 2024

This Amended and Restated Commercial Note is made as of the 26th day of April, 2024 by PHR STPFL, LLC, a Delaware limited liability company with an address in c/o The Procaccianti Group, LLC 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (hereinafter referred to as the “Borrower”), in favor of LIBERTY BANK, a mutual bank organized and existing under the laws of the State of Connecticut, having its principal place of business at 245 Long Hill Road, Middletown, Connecticut 06457 (hereinafter referred to as the "Bank").

THIS AMENDED AND RESTATED COMMERCIAL NOTE AMENDS AND RESTATES IN FULL THAT CERTAIN PROMISSORY NOTE BY BORROWER IN FAVOR OF JPMORGAN CHASE BANK, NATIONAL ASSOCIATION DATED JUNE 29, 2017 IN THE AMOUNT OF $13,325,000.00 (‘ORIGINAL NOTE”), AS ASSIGNED TO WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF THE REGISTERED HOLDERS OF JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2017- C7, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-C7 DATED OCTOBER 31, 2017 AS ASSUMED BY BORROWER AND PHR STPFL OPCO SUB, LLC PURSUANT TO LOAN ASSUMPTION AND MODIFICATION AGREEMENT DATED MARCH 29, 2018, RECORDED IN OFFICIAL RECORDS BOOK 199995, PAGE 1084 OF THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA (INSTRUMENT NO. 2018099650) (“ASSUMPTION AGREEMENT”). FLORIDA DOCUMENTARY STAMP TAX IN THE AMOUNT OF $46,637.50 WERE PAID IN CONNECTION WITH THE ORIGINAL NOTE IN CONNECTION WITH THE RECORDATION OF THAT CERTAIN MORTGAGE, ASSIGNMENT OF LEASES, RENTS AND SECURITY AGREEMENT (THE “ORIGINAL MORTGAGE”) OF BORROWER TO JPMORGAN CHASE BANK, NATIONAL ASSOCIATION DATED JUNE 29, 2017 RECORDED IN THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA ON JUNE 30, 2017 IN OFFICIAL RECORDS BOOK 19688, PAGE 110 (INSTRUMENT NO, 2017204868) AND FLORIDA DOCUMENTARY STAMP TAX IN THE AMOUNT OF $46,637.50 WERE PAID IN CONNECTION WITH THE ASSUMPTION AGREEMENT. NO ADDITIONAL DOCUMENTARY STAMP TAX IS DUE AND PAYABLE IN CONNECTION WITH THE EXECUTION OF THIS NOTE.

RECITALS:

1.            The Bank is making a loan (the “Loan”) in the principal amount of TWELVE MILLION EIGHT HUNDRED TWENTY THOUSAND and 00/100 ($12,820,000.00) DOLLARS the proceeds of which are to be used to refinance the Original Mortgage on the Borrower’s property at 940 5th Avenue South, St. Petersburg, Florida; and

2.            As part of the refinancing of the Original Mortgage, and at the request of the Borrower, the Bank has agreed to accept the assignment, and is now the holder of, that certain Promissory Note of the Borrower to JPMorgan Chase Bank, National Association dated June 29, 2017 in the amount of $13,325,000.00 (the “Original Note”) which was previously assigned to Wells Fargo Bank, National Association, as Trustee for the benefit of the registered holders of JPMDB Commercial Mortgage Securities Trust 2017- C7, Commercial Mortgage Pass-Through Certificates, Series 2017-C7.

2.            Borrower confirms that that the total principal amount outstanding under the Original Note as of the date hereof is $12,477,877.10 (the “Existing Loan Balance”) and that there are no offsets, advances, setoffs, defenses or counterclaims against payment of said amount.

3.            The Bank and Borrower have agreed to modify the terms of the Original Note and in connection therewith, to amend, restate and consolidate the Original Note into a single Amended, Restated and Consolidated Note upon the terms and conditions set forth herein.

NOW, THEREFORE, Borrower and the Bank hereby amend and restate in its entirety the Original Note and consolidate the same into this Amended, Restated and Consolidated Note (the Original Note and this Amended, Restated and Consolidated Note are hereinafter collectively, referred to as the "Note") as follows:

FOR VALUE RECEIVED, PHR STPFL, LLC, a Delaware limited liability company with an address in c/o The Procaccianti Group, LLC 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (hereinafter referred to as the “Borrower”), promises to pay to LIBERTY BANK, a mutual bank organized and existing under the laws of the State of Connecticut, having its principal place of business at 245 Long Hill Road, Middletown, Connecticut 06457 (hereinafter referred to as the “Bank”), or its order, at the banking house of said Bank, the principal sum of TWELVE MILLION EIGHT HUNDRED TWENTY THOUSAND and 00/100 ($12,820,000.00) DOLLARS in lawful money of the United States, together with interest thereon or on so much as is advanced and outstanding pursuant to the terms of that certain Loan Agreement by and between the Borrower and the Bank of even date herewith (the “Loan Agreement”) and payable at a variable rate for each Term SOFR Interest Period (as defined herein) equal to the sum of the one-month Term SOFR (as defined herein) plus two hundred twenty-fifty (250) basis points.

Interest only on so much as is advanced and outstanding shall be payable monthly for a period of two (2) years commencing on June 1, 2024 and continuing on the first day of each month thereafter (each such date a “Payment Date”) for the subsequent twenty-three (23) months (the “Interest Only Period”). The above notwithstanding, if the date of this Note is not the first day of a calendar month, the Borrower will pay in advance on the date of this Note interest for the actual number of days that will elapse from the date of this Note through the first day of the following calendar month and the first Payment Date will then be the first day of the subsequent calendar month. After the Interest Only Period, principal shall be amortized over a three hundred (300) month amortization schedule at the interest rate set forth above with consecutive monthly payments of fixed principal plus interest in accordance with said schedule commencing on the twenty-fifth (25th) Payment Date and continuing on the first day of each month thereafter until paid in full. The above notwithstanding, all principal and accrued interest thereon shall be due and payable in full five (5) years from the date of the Note (the “Maturity Date”).

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During the Interest Only Period, interest will be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. After the Interest Only Period, interest will be calculated on the basis of a three hundred sixty (360) day year with twelve (12) thirty-day months There shall be a late charge in the amount of five (5.00%) percent of any regular monthly installment payment (but excluding, in all cases, any payment or amounts due at Maturity or acceleration of this Note) received more than ten (10) days after its due date. The Borrower may prepay this Note in whole or in part, subject however to the following: If a prepayment occurs prior to the first anniversary of this Note, there will be due and payable to the Bank a prepayment premium in the amount of three percent (3%) of the amount prepaid. If a prepayment of this Note occurs on or after the first anniversary of this Note but prior to the second anniversary of this Note, there will be due and payable to the Bank a prepayment premium in the amount of two percent (2%) of the amount prepaid. If a prepayment of this Note occurs on or after the second anniversary of this Note but prior to the third anniversary of this Note, there will be due and payable to the Bank a prepayment premium in the amount of one percent (1%) of the amount prepaid. On or after the third anniversary of this Note, this Note may be prepaid in whole or in part without penalty or premium. Notwithstanding anything contained herein, no such prepayment penalty shall be due and owing in connection with any prepayment pursuant to Section 5.2 of the Loan Agreement or Articles V and VI of the Mortgage. Any principal prepayment, whether by acceleration or otherwise, shall be applied against principal payments in the inverse order of their maturity.

The following additional definitions shall be applicable to this Note:

Business Day means any weekday that is a U.S. Government Securities Business Day and is not a legal holiday in New York and or a day on which banking institutions in New York are authorized or required by law or regulation to be closed. For the purposes hereof, “U.S. Government Securities Business Day” means any weekday, except any weekday on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

Reset Date shall mean the first day of each month commencing on June 1, 2024 and shall be the date as of which the calculation of Term SOFR Rate plus two hundred fifty (250) basis points shall be reset and put into effect as the interest rate for that succeeding Term SOFR Interest Period.

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SOFR means the secured overnight financing rate published by the Term SOFR Administrator on the Term SOFR Administrator’s Website.

SOFR Administrator’s Website means the website of the Term SOFR Administrator currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Reserve Percentage shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

Term SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

Term SOFR means, with respect to any amount to which the Term SOFR applies, for any applicable Term SOFR Interest Period, the interest rate per annum determined by dividing (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Term SOFR Interest Period, as published by the Term SOFR Administrator on the day that is two (2) Business Days prior to the first day of such Term SOFR Interest Period (the “Term SOFR Determination Date”), by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. The Term SOFR shall be adjusted automatically without notice to the Borrower on and as of (i) the Reset Date, and (ii) the effective date of any change in the SOFR Reserve Percentage.

Term SOFR Interest Period shall mean, with respect to any amount to which Term SOFR applies as set forth herein, the period of thirty (30) days (subject to the availability thereof) commencing on the date of the Note and on each successive Reset Date thereafter; provided that:

(i)	if a Term SOFR Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Term SOFR Interest Period shall end on the next preceding Business Day;

(ii)	a Term SOFR Interest Period may not end on a day after the Maturity Date; and

(iii)	any Term SOFR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the next calendar month.

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Term SOFR Reference Rate shall mean the forward-looking term rate based on SOFR.

Payments shall be made subject to the Following Business Day Convention, hereafter defined. "Following Business Day Convention" means the convention for adjusting any relevant date that would otherwise fall on a day that is not a Business Day, so that the date will be the date that is the first following day that is a Business Day.

At the option of the Bank, the entire outstanding principal balance of this Note and all accrued interest thereon shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events, which events shall be referred to as an “Event of Default”, and the terms “Events of Default” or “Default” shall mean, whenever they are used in this Note, any one or more of the following events:

(1)            Failure by the Borrower to make any loan payment of interest and/or principal or any other payment required to be paid hereunder within ten (10) days of the date when due;

(2)            Omitted;

(3)            The occurrence of the following with respect to the Borrower:

(i)            Commencement of a voluntary case under Title 11 of the United States Code or the entry of an Order for Relief in any voluntary case commenced by Borrower under said Title 11;

(ii)            Admitting or failing to deny the material allegations of a petition filed against it, commencing an involuntary case under said Title 11, or if such petition or proceeding under said involuntary petition is not dismissed within forty-five (45) days from the date on which it has been filed or instituted;

(iii)          Seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors, or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief;

(iv)          Making an assignment for the benefit of or entering into a composition with creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property, by the entry of an Order of any Court of competent jurisdiction, including the Bankruptcy Court, finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or assuming custody of or appointing a receiver or other custodian for all or a substantial part of its property.

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(4)            The occurrence and continuance of an Event of Default beyond applicable notice and cure periods under the terms of any of the Loan Documents, all of which are hereby incorporated herein as if set forth at length. For the purposes hereof, “Loan Documents” means this Note, the Loan Agreement, that certain Mortgage, Security Agreement and Assignment of Occupancy Agreements, Rents and Revenues of even date herewith and all other collateral agreements and related loan documents required by the Bank to be delivered, or caused to be delivered, by the Borrower in connection with this Note.

Upon the occurrence of any uncured Event of Default hereunder or upon maturity hereof (by acceleration or otherwise), the entire outstanding principal balance of this Note, at the option of the Bank, shall bear interest, from the date of occurrence of such Event of Default until payment (or, if permitted by the Bank, the curing of the Default), at the default rate of five (5.0%) percent per annum in excess of the interest rate otherwise in effect at the time of such Event of Default or Maturity Date.

Until an Event of Default has occurred, all payments hereunder shall be applied first to late charges, fees, expenses and other amounts due to the Bank (excluding principal and interest), if any, under this Note and under the other Loan Documents, then to interest which is due and payable under this Note and the remainder, if any, to principal outstanding under this Note. After the occurrence, and during the continuance, of an Event of Default, such payments shall be applied first to late charges, costs of collection and enforcement and other similar amounts, if any due under this Note or under the other Loan Documents, then to any obligations of the Borrower to the Bank as Bank in any order and combination that Bank may determine in its sole discretion.

The Borrower and any endorsers and/or guarantors hereof severally waive presentment, protest, notice of protest, demand and notice of dishonor and nonpayment of this Note and expressly agree that this Note or any payment thereunder may be extended with or without consideration therefor, without in any way affecting the liability of the Borrower, endorsers and guarantors hereof.

Any and all deposits or other sums at any time credited by or due from the Bank and all securities or other property in the possession of the Bank belonging to the Borrower shall be subject to a security interest in favor of the Bank and shall be treated as collateral to secure the payment of this Note, performance of the obligations pursuant to this Note and the payment and performance of any and all other liabilities and obligations, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the aforesaid parties to the Bank, and upon the occurrence and during the continuance of an uncured Event of Default, the Bank may sell or dispose of any or all of said securities or other property and may exercise any and all of the rights accorded the Bank by the Uniform Commercial Code as in effect in the State of Connecticut. The provisions of this paragraph are cumulative to and not exclusive of any other rights that the Bank has with respect to such deposits, sums, securities or other personal property under other Agreements or applicable principles of law.

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The Bank may transfer this Note and deliver to the transferee all or any part of the Mortgaged Property (as defined in the Mortgage), if any, then held by it as security hereunder, and the transferee shall become vested with all the powers and rights herein given to the Bank with respect to the property, if any, so transferred, but the Bank shall retain all rights and powers hereby given with respect to any property, if any, not so transferred.

No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or a waiver of any such right and/or remedy on any future occasion.

The Bank is hereby authorized, in its sole and exclusive discretion, and without notice to the Borrower, to date this Note as of the date when the transaction is first closed; cause or permit one or more co-makers, endorsers, guarantors, or other sureties to be added, released, substituted, or withdrawn as parties hereto, either before or after the making of the Loan; and to release, exchange, or substitute any collateral pledged, assigned, or secured to the Bank in connection herewith, by one or more co-makers, endorsers, guarantors, or sureties, and return the Note to the Borrower when paid in full.

In the event any payment of principal or interest received upon this obligation and paid by the Borrower, or any surety, co-maker or endorser, shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or otherwise due to any party other than the Bank, then in any such event, the obligation of the Borrower, or any surety, co-maker, or endorser shall, jointly and severally, survive as an obligation due hereunder and shall not be discharged or satisfied by said payment or payments, notwithstanding return by the Bank to said parties of the original hereof, or any endorsement, or the like.

It is not intended under this Note to charge interest at a rate exceeding the maximum rate of interest permitted to be charged under applicable law, but if, notwithstanding, interest exceeding said maximum rate shall be paid hereunder, the excess shall be, at the Bank’s option, either (i) deemed a voluntary prepayment of principal or (ii) refunded to the Borrower.

The Borrower expressly warrants that the proceeds of the loan shall be used solely for business purposes and that this transaction is not a consumer transaction subject to Federal Reserve Board Regulation Z, or other “consumer protection” statutes, regulations, or restrictions, without exception.

In addition to principal, interest and late charges, the Bank shall be entitled to collect all reasonable costs of collection, including, but not limited to, reasonable and actual out or pocket attorneys’ fees and expenses, incurred in connection with the protection or realization of collateral or in connection with any of the Bank’s collection efforts, whether or not suit on this Note or any foreclosure proceeding is filed, and all such costs and expenses shall be payable on demand and until paid shall, to the extent permitted by applicable law, also be secured by the Loan Documents and by all other collateral held by the Bank as security for Borrower’s obligations to the Bank.

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Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by the Bank, but the same shall not constitute payment hereunder or diminish any rights of the Bank until actual cash proceeds of such instrument are unconditionally received by the Bank.

In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would respectively operate, to invalidate this Note, then, in any such event such provision or provisions only shall be deemed to be null and void and of no force and effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect.

The terms and conditions of this Note and all other Loan Documents constitute the entire agreement and supersede any prior agreements or undertakings, both written and oral, of the Bank and the Borrower with respect to the subject matter hereof and may not be modified or amended except in writing and signed by the Bank and the Borrower.

All of the Bank’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

The neuter, singular pronoun used throughout this document shall read as the masculine, feminine, or neuter form of pronoun, in singular or plural, as the context shall require.

The word “Borrower” where used herein shall mean the undersigned payer or other endorsers, co-signers, sureties and any other person signing this Note.

The word “Bank” where used herein shall mean the payee, holder or other endorsee of this Note who is in possession of it, or the bearer herein if this Note is, at the time, payable to the bearer.

The Borrower hereby agrees that all of the Bank’s rights were the result of negotiations between the Bank and the Borrower and were induced in a material respect by the benefits granted to the Borrower hereunder. THE BANK AND THE BORROWER IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST THE BANK OR THE BORROWER IN RESPECT TO THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK TO MAKE THE LOAN TO THE BORROWER EVIDENCED BY THIS NOTE. No officer of the Bank has authority to waive, condition, or modify this provision whether directly or indirectly following the Bank’s execution of the Loan Agreement.

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The Borrower agrees to be bound by the terms and conditions as stated herein and acknowledges receipt of a completed copy of this Note.

This Note and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Connecticut. The Borrower hereby agrees that the execution of this Note and the performance of the Borrower’s obligations hereunder shall be deemed to have a State of Connecticut situs and Borrower shall be subject to the personal jurisdiction of the Courts of the State of Connecticut and the Federal Courts located therein with respect to any action the Bank or its successors or assigns may commence hereunder or thereunder. Accordingly, the Borrower hereby specifically and irrevocably consents to the jurisdiction of the Courts of the State of Connecticut and the Federal Courts located therein with respect to all matters concerning this Note or the enforcement of the foregoing.

In order to comply with the USA Patriot Act and Federal Regulation, the Bank is required to notify you of the following important information when you open a new account:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. What this means to you: When you open an account, we will ask for your name, address, (post office boxes are unacceptable), date of birth, taxpayer identification number and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents on behalf of a business entity, documents relating to the business may also be requested. We may also use non-documentary methods to verify your identity.

This Note is secured by a first mortgage on the property located at 940 5th Avenue South, St. Petersburg, Florida (the “Mortgaged Property”), as more particularly described in the Mortgage, as well as other collateral as set forth in the Loan Documents executed in connection herewith.

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Signature and acknowledgement follow on the next page

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Executed as a sealed instrument as of the day and year first above written.

PHR STPFL, LLC

/s/ Ryan Stark		By:	/s/ James A. Procaccianti
Witness			Name: James A. Procaccianti
Title: Manager
/s/ Gregory Vickowski
Witness

STATE OF FLORIDA	)
)
COUNTY OF PALM BEACH	)

On this the 24th day of April, 2024, before me, the undersigned officer, personally appeared James A. Procaccianti, known to me (or satisfactorily proven) to be the Manager of PHR STPFL, LLC a Delaware limited liability company and acknowledged that he executed the foregoing instrument for the purposes therein contained as his free act and deed and the free act and deed of said limited liability company.

In Witness Whereof I hereunto set my hand.

/s/ Lynn Critides Horne
Notary Public/My Commission Expires: 4/30/27

Amended, Restated and Consolidated Commercial Note – Signature Page

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